EQ ADVISORS TRUST
Rule 10f-3 TRANSACTIONS SUMMARY
(SECURITIES PURCHASED IN AN OFFERING IN WHICH AN AFFILIATED UNDERWRITER PARTICIPATES)
For the six month period January 01, 2010 - June 30, 2010

  Underwriter    Commission
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

EQ/Global Multi-Sector Equity Portfolio (Morgan Stanley) 01/22/10 CLSA India Ltd. $5,261,388  $224,269,599 269.50 INR 1.10% Yes Bank Ltd. Morgan Stanley India Company Private Ltd.

EQ/Van Kampen Mid Cap Growth Portfolio 02/02/10 JPMorgan $51,145,661  $187,500,004 $11.25  7.00% Ironwood Pharmaceuticals, Inc. Morgan Stanley

EQ/Van Kampen Comstock Portfolio 03/31/10 Sandler O'Neill & Partners and UBS $3,225,000  $320,400,000 $15.00  7.00% Primerica, Inc. Morgan Stanley

EQ/Global Multi-Sector Equity Portfolio (Morgan Stanley) 04/26/10 Goldman Sachs & Co. $69,447,576  $4,408,673,010 110,000 KRW 1.00% Samsung Life Insurance Co. Morgan Stanley

EQ/Global Multi-Sector Equity Portfolio (Morgan Stanley) 05/12/10 Goldman Sachs & Co. $18,535,630  $2,579,135,167 312.50 PLN 0.20% Powszechny Zaklad Ubezpiecze Morgan Stanley